EXHIBIT 99.1

Aptose Biosciences Files Proxy Statement, Announces Online Only Annual General Meeting

SAN DIEGO and TORONTO, April 24, 2020 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (NASDAQ: APTO, TSX: APS), a clinical-stage company developing highly differentiated agents that target the underlying mechanisms of cancer, announced today that it has filed its proxy statement for the 2020 annual general meeting of shareholders.

The annual general meeting of Aptose shareholders will be held on June 2, 2020 at 10:00 a.m. Pacific time in an online only format. There will be no physical location for shareholders and duly appointed proxyholders to attend. Aptose shareholders and duly appointed proxyholders may attend the virtual meeting online at https://web.lumiagm.com/192484056, where they will be able to listen, vote, and submit questions during the meeting’s live webcast. Detailed instructions for shareholders to participate in the meeting are available at https://www.aptose.com/investors/news-events/ir-calendar. To access the meeting virtually, shareholders will need an Internet connection and an Internet connected device.

In line with COVID-19 precautions, conducting the meeting virtually will limit travel and social contact in connection with the meeting with the aim to minimize contamination risks. The virtual format will also provide shareholders an opportunity to participate in the meeting without incurring significant travel costs or being restricted by time constraints.

The solicitation of proxies will be primarily by mail, but Aptose’s directors, officers and regular employees may also solicit proxies personally or by telephone.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing personalized therapies addressing unmet medical needs in oncology, with an initial focus on hematology. The Company’s small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical-stage investigational products for hematologic malignancies: CG-806, an oral, first-in-class FLT3/BTK cluster-selective kinase inhibitor, is in a Phase 1 trial in patients with relapsed or refractory B cell malignancies, including chronic lymphocytic leukemia (CLL), small lymphocytic lymphoma (SLL) and non-Hodgkin lymphoma (NHL), who have failed or are intolerant to standard therapies; APTO-253, the only clinical stage agent that directly targets the MYC oncogene and inhibits its expression, is in a Phase 1b clinical trial for the treatment of patients with relapsed or refractory acute myeloid leukemia (AML) or high risk myelodysplastic syndrome (MDS). For further information, please visit www.aptose.com.

For further information, please contact:

Aptose Biosciences Inc. Greg Chow Senior Vice President, CFO 858-926-2730 gchow@aptose.com	LifeSci Advisors, LLC Dan Ferry, Managing Director 617-535-7746 Daniel@LifeSciAdvisors.com

SMP Communications Susan Pietropaolo 201-923-2049 susan@smpcommunications.com